CNI CHARTER FUNDS

APPENDIX A
to the Investment Management Agreement

The provisions of the Investment Management Agreement between the Trust and City National Asset Management, Inc. apply to the following series of the Trust:

1.	Government Money Market Fund

2.	Prime Money Market Fund

3.	California Tax–Exempt Money Market Fund

4.	Government Bond Fund

5.	Corporate Bond Fund

6.	California Tax Exempt Bond Fund

7.	High Yield Bond Fund

8.	Multi-Asset Fund

9.	U.S. Core Equity Fund

10.	Large Cap Value Equity Fund

11.	Large Cap Growth Equity Fund

Dated as of:  ___________________

CNI CHARTER FUNDS

APPENDIX B
to the Investment Management Agreement

Each Fund shall pay to City National Asset Management, Inc., as full compensation for all investment management and advisory services furnished or provided to such Fund pursuant to the Investment Management Agreement, a management fee based upon each Fund’s average daily net assets at the following per annum rates:

1.	Government Money Market Fund	0.26%

2.	Prime Money Market Fund	0.25%

3.	California Tax–Exempt Money Market Fund	0.27%

4.	Government Bond Fund	0.43%

5.	Corporate Bond Fund	0.40%

6.	California Tax Exempt Bond Fund	0.27%

7.	High Yield Bond Fund	0.75%

8.	Multi-Asset Fund	0.50%

9.	U.S. Core Equity Fund	0.40%

10.	Large Cap Value Equity Fund	0.62%

11.	Large Cap Growth Equity Fund	0.65%

Dated as of:  _________________

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